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                                                                    EXHIBIT 99.2


                   CYTRX CORPORATION ANNOUNCES ADOPTION OF
                      SHAREHOLDER PROTECTION RIGHTS PLAN


Atlanta, Georgia.   April 17, 1997.  CytRx Corporation [NASDAQ:CYTR] today
announced that its Board of Directors has adopted a shareholder protection rights agreement designed to enhance the ability of all shareholders to realize the long-term value of their investment in the Company.

The rights plan provides that one preferred stock purchase right will be distributed as a dividend on each outstanding share of common stock of the Company held of record as of the close of business on May 15, 1997.

Jack J. Luchese, President and Chief Executive Officer of the Company, stated:
"The rights plan does not prevent a takeover, but it is designed to protect shareholders' interests by encouraging anyone seeking control of the Company to negotiate with the Board of Directors." A spokesman also noted that such plans have been adopted by a significant number of public corporations in recent years. The Board's action came after consulting with legal and other advisors.


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Details of the shareholder protection rights agreement are outlined in a letter which will be mailed to all shareholders of record at the close of business on May 15, 1997.

CytRx Corporation's business strategy is to build shareholder value through the development and commercialization of high value human therapeutic products, and the successful development and rollout of its promisijng subsidiary companies. CytRx's lead human development product is RheothRx(pf) to treat acute sickle cell crisis and other vascular diseases. CytRx's Vaxcel subsidiary is developing Optivax(R) to improve the effectiveness of vaccines. Vetlife markets and distributes products to enhance food animal growth. Finally, Proceutics provides high quality preclinical development services to the pharmaceutical industry.


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